Exhibit 2
JOINDER TO JOINT FILING AGREEMENT
     By execution and delivery of this signature page, the undersigned hereby agrees to be bound by the terms and conditions of that certain Joint Filing Agreement, dated as of July 22, 2005 (the “Joint Filing Agreement”) by and among the signatories thereto and related to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Common Stock, par value $.001 per share of North American Technologies Group, Inc., filed on July 22, 2005
     The undersigned hereby agrees to become a party to, be bound by and comply with the terms and conditions of the Joint Filing Agreement. The undersigned further agree that any amendments to the statement on Schedule 13D shall be filed jointly on behalf of the undersigned and each party to the Joint Filing Agreement without the necessity of entering into additional joint filing agreements.
     The undersigned further agree that each party to the Joint Filing Agreement is responsible for timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     The undersigned shall not be deemed to admit membership in a group by reason of entering into the Joint Filing Agreement.
     In evidence thereof the undersigned, being duly authorized, hereby execute this joinder to the Joint Filing Agreement this 3rd day of August, 2005.

/s/ David Kellogg
David Kellogg